Exhibit 10.13

Compromise Agreement
Made and executed on March 11, 2007

Between:	Baby’s Breath, Ltd. PC No. 3-307694-51 (Hereinafter: “the Company”)

The First Party;

And between:	Life Support, Ltd. PC No. 33191-51-5 (Hereinafter: “the Investor”)

The Second Party;

Whereas

A.	An investment agreement was signed between the parties on April 4, 2004 (hereinafter: “the Primary Agreement”);

B.
Disagreement was revealed between the Parties regarding the application of the provisions under sections 6.4 and 8 of the Primary Agreement and as a result, there was a dispute regarding the number of company shares to which the Investor is entitled receive from the trustee;

C.	And the Parties have reached an agreement between them to resolve said dispute, and all in accordance with the provisions of the following Compromise Agreement.

Therefore the parties have agreed between them as follows:

1.	The preamble to this Agreement is an integral part thereof.

2.	The terms used in the Compromise Agreement shall have the same interpretation as in the Primary Agreement, unless the content requires otherwise.

3.	The data agreed to by the Parties for the purpose of calculating the number of shares to be transferred from the trustee to the Investor are as follows:

(1)	The investment sum actually paid (both the investment sum in cash and the sum of suppliers’ credit) - $443,783.

(2)	The overall investment sum (which is the sum in the “denominator” of the fraction for the purpose of calculating the relative portion of the shares for the Investor) - $525,000.

4.
In light of the provisions of Section 3 above, the Investor is entitled to receive as a transfer from the trustee 8,453 ordinary shares class B (hereinafter, “the Investor’s Shares”) (out of 10,000 ordinary shares class B held by him in trust), which reflect in accordance with the provisions of Section 6.4 of the Primary Agreement, the Investor’s relative portion of the capital of ordinary shares class A and class B together, after deferring the shares in trust that are not included in the Investor’s Shares.

5.	The Parties hereby instruct the trustee to transfer to the Investor the Investor’s Shares out of the shares held in trust.

6.
Attached to this Agreement is the special decision to turn the balance of the ordinary shares class B remaining with the trustee (1,547 ordinary shares class B) following the transfer of the Investor’s Shares, into deferred shares without rights, except for the right to receive their nominal value upon dissolution and their transfer, after turning into deferred shares, to the investor such that the trustee will no longer hold any shares in trust.

7.
The composition of the holders of company shares and the percentage of their holdings after implementation of the provisions above and following the introduction of the investor, Ramport Finance Ltd. (and prior to the introduction of the investor, Microdel, Ltd.) shall be as follows:

Dr. Amirav, Yisrael	–	1,658 ordinary shares class A
Prof. Grosher, David	–	1,222 ordinary shares class A
Mr. Assaf Halamish	–	3,533 ordinary shares class A
GIC	–	2,717 ordinary shares class A
Prof. Michael Neuhaut	–	870 ordinary shares class A
Life Support	–	8,453 ordinary shares class B
Ramport Finance Ltd.	–	1,765 ordinary shares class A and
1,765 ordinary shares class B

8.
The Investor provided the Company with management services during the period from November 1, 2006 until the signing of this Agreement (for a period of 5 months at a total value of $20,000 + VAT – hereinafter, “the Value of Past Services”).  It is agreed that the Investor will continue to provide the Company with management services through Mr. Golan Gilead, as it has up to now, for a period of an additional 6 months, beginning on April 1, 2007 and ending on September 31, 2007, against the global sum of $4,000 + VAT per month.

Compensation for the services for 6 months ($24,000 + VAT) and the Value of Past Services ($20,000 + VAT) shall not be actually paid by the Company at this time, and shall be considered a shareholders’ loan which will be repaid to the Investor by the Company before repaying any other and/or additional shareholders’ loans in the Company, and prior to the distribution of dividends to any of its shareholders.  The sum of the aforesaid loan shall be repaid in dollar amounts only without interest.

And in witness thereof the parties have affixed their signatures:

Baby’s Breath, Ltd. PC No. 3-307694-51	Life Support, Ltd.

/s/ Avraham Afori	/s/
By: Avraham Afori	Name
Title

Baby’s Breath, Ltd.
May 20, 2009

Addendum to the Agreement made and executed on May 19, 2008.

Further to the Compromise Agreement made and executed on March 11, 2007 between Baby’s Breath and Life Support, agreeing to the management services to be granted by Life Support through Mr. Golan Gilead (Section 8 of the said Agreement) up until September 31, 2007, the following is hereby agreed:

Life Support, Ltd. shall continue to grant management services beginning from September 31, 2007 through Mr. Golan Gilead as he has done to now, against the global sum of $3,000 per month.

These management services shall be valid until the Board of Directors decides to terminate them.

The value of the services will not actually be paid by the Company, but shall be considered a shareholders’ loan which will be repaid by the Company before repaying any other and/or additional shareholders’ loans in the Company, and prior to the distribution of dividends to any of its shareholders.

The sum of the aforesaid services shall be repaid in dollar amounts only without interest.

The Company authorizes the transfer to Life Support of NIS 1,000 in cash per month, beginning in January 2008, against invoices, and this shall be to cover gasoline, mobile phone, telephone, fax and postage expenses.

Baby’s Breath	Life Support

/s/ Avraham Afori	/s/ Golan Gilead
By: Avraham Afori	By: Golan Gilead

Yozmot – Granot Initiative Center

December 11, 2006

Summary memorandum for compromise –

Company value for calculation purposes - $525,000.

Life Support, Ltd. will enable continued management by Golan Gilead for an additional 6-month period at a salary of $4,000 per month (employer’s cost), and this shall be as a shareholders’ loan to be repaid when the Company begins earning income and the Company shall have the ability to repay the loan.

/s/ Avraham Afori	/s/ Golan Gilead
Avraham Afori	Golan Gilead